China Housing & Land Development Inc. Announces First Quarter 2010 Financial Results

Press Release Source: China Housing & Land Development, Inc. On Friday May 14, 2010, 7:51 am EDT

XI'AN, China, May 14 /PRNewswire-Asia-FirstCall/ -- China Housing & Land Development, Inc. ("China Housing" or the "Company"; Nasdaq: CHLN) today announced its audited financial results for the quarter ended March 31, 2010.

    Highlights for 1Q10:
    -- Total revenues increased 27.8% to US$33.6 million compared to US$26.3 million in the fourth quarter of 2009, and increased 58.9% from $13.8 million in the first quarter of 2009.
    -- Total gross floor area ("GFA") sales were 61,666 sq. meters, compared to 61,786 sq. meters in the 2009 fourth quarter period and 20,922 sq. meters in the 2009 first quarter period.
    -- Gross profit increased 38.3% to $6.5 million from $4.7 million in the fourth quarter of 2009 and 51.2% from $4.3 million in the first quarter of 2009. Gross margin was 19.3% compared to 17.8% and 31.4% in each respective period.
    -- SG&A expenses as a percentage of total revenue declined to 7.6% from 12.6% in the 2009 fourth quarter and 10.1% in the 2009 first quarter.
    -- Operating income increased to $3.0 million from an operating loss of ($0.2 million) in the 2009 fourth quarter and operating income of $1.7 million in the 2009 first quarter period.
    -- Net loss attributable to the Company was ($11.1 million), or ($0.34) per diluted share, due to a one-time charge of $14.2 million related to the Prax Puhua project restructuring. Excluding this charge, net income would have increased 148% to $3.1 million, or $0.10 per diluted share, from $1.3 million, or $0.04 per diluted share, in the first quarter of 2009.

Mr. Pingji Lu, China Housing's Chairman, commented, "We posted strong first quarter results in what is traditionally one of our seasonally slower quarters. The overall real estate market condition in Xi'an has improved since the beginning of 2010 and through the first quarter, which is demonstrated in the pre-sales results of our current projects under construction. In the first quarter, we were able to recognize approximately $26.6 million as revenue from the JunJing II Phase Two project and our Puhua project, and were able to secure approximately $11.3 million new contracts from these two projects. As of March 31, 2010, we have pre-sold approximately 72.6% of the JunJing II Phase Two project on a GFA basis and 74.1% on a unit basis as well as pre-sold 7.8% and 7.9% of our Puhua project on a GFA sales and unit basis. As we accelerate our sales of Puhua units in the future, we are expecting a slight improvement to gross margin due to higher average prices of these apartment units. Since we first started pre-sales of Puhua units in October 2009, the average selling price per sq. meter has risen 9% to RMB 4,742."

Total revenue in the first quarter of 2010 increased to $33.6 million from $26.3 million in the fourth quarter of 2009 and $13.9 million in the first quarter of 2009. In the first quarter of 2010, most of the Company's revenue came from its JunJing II Phases Two and Puhua project. Contract sales totaled US$44.7 million of residential and commercial unit sales from the JunJing II Phase One, Phase Two, Puhua Phase One and other completed projects, representing a total of GFA 61,666 square meters.

Gross profit in the first quarter of 2010 was $6.5 million, or 19.3% of total revenue, compared to gross profit of $4.7 million, or 17.8% of total revenue, in the fourth quarter of 2009 and $4.3 million, or 31.4% of total revenue, in the first quarter of 2009. Our gross margin decreased due to the sales of the parking lots of JunJing I and JunJing II phase one which only had 3% to 5% margin.

SG&A expense was $2.5 million in the first quarter of 2010, compared to $3.3 million in the fourth quarter of 2009 and $1.4 million in the first quarter of 2009. As a percentage of total revenue, SG&A expenses decreased to 7.6% from 12.6% in the fourth quarter of 2009 and 10.1% in the first quarter of 2009.

Operating income in the first quarter of 2010 was $3.0 million, compared to operating loss of ($0.2 million) in the fourth quarter of 2009 and operating income of $1.7 million in the first quarter of 2009.

Net loss attributable to China Housing in the first quarter of 2010 was ($11.1 million), or ($0.34) per diluted share, compared to net loss of ($1.1 million), or ($0.03) per diluted share, in the fourth quarter of 2009 and net income of $1.3 million, or $0.04 per diluted share, in the first quarter of 2009. First quarter 2009 adjusted net income, which excludes a $14.2 million charge associated with the restructure of Prax, was $3.1 million, or $0.10 per diluted share.

		Q1 2010
Project	Revenue	GFA Sold	ASP
	Recognized
	($)	(m2)	(RMB)
Projects Under Construction
JunJing II Phase One	4,095,525	6,295	5,263
JunJing II Phase Two	15,161,722	26,415	5,426
Puhua Project	11,454,564	25,741	4,742
Projects Completed
Tsining-24G	15,684	8	14,015
JunJing I	1,296,725	2370.48	3,735
Additional Projects	366,841	836	2,996
Other Income	1,181,853
Total	33,572,914	61,666	5,027

		Q4 2009
	Revenue
Project	Recognized	GFA Sold	ASP
	($)	(m2)	(RMB)
Projects Under Construction
JunJing II Phase One	6,224,147	7,498	4,287
JunJing II Phase Two	16,014,055	29,499	4,935
Puhua Project	--	24,129	4,377
Projects Completed
Tsining-24G	409,367	220	16,736
JunJing I	(1,083,459)	57	11,543
Additional Projects	112,068	384	3,070
Other Income	4,642,727
Total	26,318,905	61,786	4,675
Q-o-Q Change	27.6%	(0.2%)	7.5%

As of March 31, 2010, China Housing reported $66.3 million in unrestricted cash, compared to $36.9 million as of December 31, 2009 and $10.6 million as of March 31, 2009. Total debt was $92.9 million on March 31, 2010, compared to $59.8 million as of December 31, 2009 and $59.4 million on March 31, 2009. Net debt as a percentage of total capital was 23.9% on March 31, 2010, compared to 16.1% on December 31, 2009 and 29.4% on March 31, 2009.

"In mid-April the central government raised minimum mortgage rates and down payment ratios for home purchases in order to curb property price speculation in Tier 1 cities. Shortly following that, Xi'an's government issued local real estate policies, which still focused on enhancing affordable home purchases for first time home buyer and first upgraders. We believe that we are relatively well positioned from the impact of these policies given that we target middle income consumers in Xi'an, a Tier II city, where price increases and speculative buying has been much lower. Close to 90% of unit purchases in the Xi'an market come from local customers, not outside speculators. First time home-buyers account for around 72% our units purchased among our existing projects. The average down payment for those with a mortgage is around 34% and approximately 16% of our customers at our existing projects have paid in cash, reducing mortgage risk. We believe there will be more hesitation in the broader market due to central government policies, which could slow down our sales in the coming months. However, industry research from E house shows that demand in the Xi'an market is still greater than supply and that average selling prices and transaction volume will be stable thereby giving us comfort with our full year financial outlook.

The general real estate performance data for Xi'an thus far in the second quarter remains encouraging. Apartment unit transaction volume and average selling prices in Xi'an in the month of April are both higher compared to the previous month and previous year. Currently, we do not have any plans to lower our prices as we already provide mid to low end price range developments in Xi'an which are affordably priced. Based on the current market demand in Xi'an, we believe we have the right number of projects in place and in the pipeline to meet our full year financial forecast," concluded Mr. Lu.

2010 Outlook

Since government policies raised purchase hesitation in the Xi'an real estate market, the sales for the coming months have become less visible. That said, we are still confident with our project pipeline and market positioning and maintain our previous financial outlook for 2010. The Company will keep monitoring the market condition and adjust our business strategy if necessary.

2010 total contract sales in 2010 are expected to reach US$237 to $262 million, a 128%-152% increase compared to $103.9 million in 2009. Total recognized revenue in 2010 is expected to reach US$179 to $198 million, a 107%-129% increase compared to $86.6 million in 2009. The Company is reporting contract sales estimates compared to revenue as it is not subject to percentage of completion alterations.

Conference Call Information

China Housing's management will host an earnings conference call on Friday, May 14, 2010 at 8:30 a.m. U.S. Eastern Time. Listeners may access the call by dialing #1-719-325-2108. To listen to the live webcast of the event, please go to http://www.viavid.net .. Listeners may access the call replay, which will be available through May 21st, by dialing #1-719-457-0820; Passcode: 7003204.

About China Housing & Land Development, Inc.

Based in Xi'an, the capital city of China's Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ. The Company's news releases, project information, photographs, and more are available on the internet at http://www.chldinc.com ..

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission.

All information provided in this news release and in any attachments is as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

    For more information, please contact:

    China Housing contacts

     Mr. Cangsang Huang
     Chief Financial Officer
     Tel:   +86-29-8258-2648 in Xi'an
     Email: chuang@chldinc.com

     Ms. Jing Lu
     Chief Operating Officer, Board Secretary, and Investor Relations Officer
     Tel:   +86-29-8258-2639 in Xi'an
     Email: jinglu@chldinc.com / English and Chinese

     Mr. Shuai Luo
     Investor Relations
     Tel:   +86-29-8258-2632 in Xi'an
     Email: Laurentluo@chldinc.com/ English and Chinese

     Mr. Bill Zima, ICR
     Tel:   +1-203-682-8200 in United States
     Email: William.Zima@icrinc.com

     Ms. Annie Chen, ICR
     Tel:   +86-10-6599-7966 in Beijing
     Email: Annie.Chen@icrinc.com

(Financial Tables Follow)

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

Interim Condensed Consolidated Balance Sheets
As of March 31, 2010 and December 31, 2010
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Cash & cash equivalents	$66,323,400	$36,863,216
Cash - restricted	701,259	701,017
Accounts receivable, net of allowance for doubtful accounts of $390,002 and $389,996, respectively	9,267,167	6,088,482
Other receivables, prepaid expenses and other assets, net	4,696,509	2,484,221
Real estate held for development or sale	105,763,268	103,003,529
Property and equipment, net	15,715,656	15,307,478
Asset held for sale	14,301,774	14,301,564
Advance to suppliers	580,863	10,368,386
Deposits on land use rights	50,939,221	28,084,346
Intangible assets, net	41,355,740	41,355,134
Goodwill	816,481	816,469
Deferred financing costs	372,975	411,457
Total assets	310,834,313	259,785,299
LIABILITIES
Accounts payable	$18,127,903	$20,706,263
Advances from customers	30,453,151	21,301,876
Accrued expenses	2,296,023	5,587,837
Payable for acquisition of businesses	8,555,780	5,916,354
Income and other taxes payable	9,478,550	8,194,659
Other payables	4,608,268	4,524,288
Loans from employees 4,715,931 2,864,824
Loans payable	64,461,309	36,185,705
Deferred tax liability	13,656,266	11,505,181
Warrants liability	4,519,590	5,074,191
Fair value of embedded derivatives	3,424,841	3,991,047
Convertible debt	15,164,169	14,834,987
Mandatory redeemable noncontrolling interests in Subsidiaries	46,751,893	--
Total liabilities	226,213,674	140,687,212
SHAREHOLDERS' EQUITY
Common stock: $.001 par value, authorized 100,000,000 shares issued and outstanding 33,065,386 and 31,884,969, respectively	33,065	31,885
Additional paid in capital	40,745,457	35,461,706
Common stock subscribed	--	252,118
Statutory reserves	4,922,248	4,922,248
Retained earnings	28,784,070	39,895,179
Accumulated other comprehensive
income	10,135,799	10,163,483
Total China Housing & Land Development, Inc. shareholders' equity	84,620,639	90,726,619
Noncontrolling interests	--	28,371,468
Total shareholders' equity	84,620,639	119,098,087
Total liabilities and shareholders' equity	$310,834,313	$259,785,299

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

Interim Condensed Consolidated Statements of Income
For The Three Months Ended March 31, 2010 and 2009
(Unaudited)

	3 Months	3 Months
	March 31,	March 31,
	2010	2009
REVENUES
Sale of properties	$32,391,061	$12,925,869
Other income	1,181,853	1,002,058
Total revenues	33,572,914	13,927,927
Cost of sales	27,098,660	9,581,459
Gross margin	6,474,254	4,346,468
OPERATING EXPENSES
Selling, general and administrative expenses	2,537,884	1,408,824
Security registration expenses	--	600,000
Other expenses	122,651	39,796
Interest expense	507,025	338,078
Accretion expense on convertible debt	329,182	281,822
Total operating expenses	3,496,742	2,668,520
NET INCOME (LOSS) FROM BUSINESS
OPERATIONS	2,977,512	1,677,948
CHANGE IN FAIR VALUE OF DERIVATIVES
Change in fair value of embedded derivatives	566,206	124,038
Change in fair value of warrants	554,601	167,239
Total change in fair value of derivatives	1,120,807	291,277
Income before provision for income
taxes and noncontrolling interests 4,098,319	1,969,225
Provision for income taxes	1,009,531	713,641
Recovery of deferred income taxes	(29,146)	--
NET INCOME	3,117,934	1,255,584
Charge to noncontrolling interests	(14,229,043)	(47,135)
Net (loss) income attributable to China Housing & Land Development, Inc.	(11,111,109)	1,302,719
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	32,580,769	30,893,757
Diluted	32,580,769	30,922,261
NET INCOME PER SHARE
Basic	$(0.34)	$0.04
Diluted	$(0.34)	$0.04

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES
Interim Condensed Consolidated Statements of Comprehensive Income
For The Three Months Ended March 31, 2010 and 2009
(Unaudited)

	3 Months	3 Months
	March 31,	March 31,
	2010	2009
NET INCOME	$3,117,934	$1,255,584
OTHER COMPREHENSIVE INCOME (LOSS)
(Loss) gain in foreign exchange	(27,684)	(363,133)
COMPREHENSIVE INCOME	3,090,250	892,451
Charge to noncontrolling interests	(14,229,043)	47,135
Comprehensive income attributable to China Housing & Land Development, Inc.	$(11,138,793)	$939,586

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES

Interim Condensed Consolidated Statements of Cash Flows
For The Three Months Ended March 31, 2010 and 2009
(Unaudited)

	March 31,	March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	3,117,934	$1,255,584
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	293,134	154,088
Gain on disposal of fixed assets	--	(16,945)
Amortization of deferred financing costs	38,482	38,482
Recovery of future income taxes	(29,146)	--
Change in fair value of warrants	(554,601)	(167,239)
Change in fair value of embedded derivatives	(566,206)	(124,038)
Accretion expense on convertible debt	329,182	281,822
Non-cash proceeds from sales	--	(15,835)
(Increase) decrease in assets:
Accounts receivable	(3,177,943)	(3,107,443)
Other receivable and prepaid expense	(2,211,864)	643,186
Real estate held for development or sale	7,485,899	(36,452,495)
Advance to suppliers	9,492,722	227,051
Refund (deposit) on land use rights	(22,849,777)	11,372,462
Deferred financing costs	--	--
Increase (decrease) in liabilities:
Accounts payable	(2,578,136)	(892,860)
Advances from customers	9,149,087	1,182,958
Accrued expenses	858,829	198,281
Other payables	82,578	(2,127,062)
Income and other taxes payable	1,283,577	1,148,392
Accrued security registration expenses	--	600,000
Net cash used in operating activities	163,751	(25,801,611)
CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	(231)	53,002
Purchase of property and equipment	(701,004)	(63,224)
Notes receivable collected	--	111,737
Cash acquired from acquisition of business	2,179	519,309
Proceeds from sale of property and equipment	--	193,098
Net cash provided by (used in) investing activities	(699,056)	813,922
CASH FLOWS FROM FINANCING ACTIVITIES:
Loans from bank	31,491,680	--
Payments of loans payable	(3,222,404)	(1,170,292)
Loans from or repayment to employees, net	1,850,685	151,407
Repayment of payables for acquisition of businesses	(117,334)	(753,416)
Net cash (used in) provided by financing activities	30,002,627	(1,772,301)
(DECREASE)/INCREASE IN CASH	29,467,322	(26,759,990)
Effects on foreign currency exchange	(7,138)	(67,150)
CASH, beginning of period	36,863,216	37,425,340
CASH, end of period	66,323,400	$10,598,200